As filed with the Securities and Exchange Commission on May 23, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERIGROUP Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4425 Corporation Lane
Virginia Beach, Virginia 23462
(757) 490-6900
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stanley F. Baldwin, Esq.
Executive Vice President and General Counsel
AMERIGROUP Corporation
4425 Corporation Lane
Virginia Beach, Virginia 23462
(757) 490-6900
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3497

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities	Amount	Proposed maximum	Proposed maximum aggregate	Amount of
to be registered	to be registered	offering price per unit	offering price	registration fee
2.00% Convertible Senior Notes due 2012	$260,000,000(1)	100%(2)	$260,000,000	$7,982.00
Common Stock, par value $0.01	6,112,964(3)	—	—	(4)

(1)	Represents the aggregate principal amount at maturity of the notes originally issued by the registrant on March 28, 2007 and April 9, 2007.

(2)	Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(3)	Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions contained therein.

(4)	No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS
$260,000,000

2.00% Convertible Senior Notes due 2012

On March 28, 2007, we issued $240,000,000 in aggregate principal amount of 2.00% senior convertible notes due 2012 (the “notes”) in a private offering. Pursuant to the over-allotment option granted to the initial purchasers, on April 9, 2007, we issued an additional $20,000,000 in aggregate principal amount of the notes. This prospectus relates to the resale by various selling securityholders of the notes and shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from these resales.

The notes bear interest at a rate of 2.00% per annum. Interest is payable on the notes on May 15 and November 15 of each year, beginning May 15, 2007. The notes will mature on May 15, 2012.

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding March 15, 2012 only under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, March 15, 2012 through the third scheduled trading day immediately preceding the maturity date.

Upon conversion we will pay cash and, if applicable, shares of our common stock and cash based on a daily conversion value, (as described herein), calculated on a proportionate basis for each “VWAP trading day”, (as defined herein) of the relevant 20 VWAP trading day observation period. However, we will be able to elect to settle our conversion obligations entirely with shares of our common stock if an “accounting event” (as defined herein) occurs after March 22, 2007. The initial conversion rate for the notes is 23.5114 shares of common stock per $1,000 in principal amount of notes, equivalent to a conversion price of approximately $42.53 per share of common stock. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

Subject to certain exceptions, holders may require us to repurchase for cash all or part of their notes upon a “designated event” (as defined herein) at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest (which includes special interest, if any) up to, but excluding, the relevant repurchase date. We may not redeem the notes prior to maturity.

The notes are our senior unsecured obligations and rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries and are effectively subordinated to our existing and future secured indebtedness, including the obligations under our Credit Facility, to the extent of the value of the collateral. As of March 31, 2007, we had outstanding indebtedness of approximately $151 million, including capital leases, approximately $391 million of which was secured indebtedness, including capital leases. As of March 31, 2007, the aggregate amount of liabilities of our subsidiaries was approximately $480 million, including trade and other payables and excluding intercompany liabilities. For a more detailed description of the notes, see “Description of the Notes” beginning on page 23.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “AGP.” The closing sale price of our common stock on May 21, 2007 was $24.91 per share. The notes are not listed on any securities exchange or included in any automated quotation system.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of this prospectus beginning on page 8 and the risk factors incorporated herein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 23, 2007.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.amerigroupcorp.com. However, the information on our website does not constitute a part of this prospectus.

In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than information in such future filings deemed, under SEC rules, not to have been filed) after the date of this prospectus and until the selling security holders names herein have sold all of the notes to which this prospectus relates or this offering is otherwise terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 27, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 3, 2007;

•	our Current Reports on Form 8-K, filed on January 5, 2007, January 26, 2007, February 1, 2007, February 6, 2007, February 9, 2007, February 16, 2007, March 14, 2007 (other than the information furnished pursuant to Item 7.01), March 23, 2007, March 26, 2007, March 30, 2007, April 3, 2007, April 9, 2007 and May 14, 2007;

•	our Proxy Statement on Schedule 14A dated April 3, 2007, filed on April 4, 2007 and the Amended Proxy Statement on Schedule 14A dated April 9, 2007, filed on April 9, 2007 and May 11, 2007; and

•	the description of our common stock contained in the Company’s registration statement on Form 8-A filed on December 20, 2002.

(i)

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at the following address:

AMERIGROUP Corporation
4425 Corporation Lane
Virginia Beach, Virginia 23462
757-490-6900
ir@amerigroupcorp.com

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

You should read the information in this document together with the information in the documents incorporated by reference.

You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

(ii)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding our expected future financial position, membership, results of operations or cash flows, our continued performance improvements, our ability to service our debt obligations and refinance our debt obligations, our ability to finance growth opportunities, our ability to respond to changes in government regulations and similar statements including, without limitation, those containing words such as “believes,” “anticipates,” “expects,” “may,” “will,” “should,” “estimates,” “intends,” “plans” and other similar expressions are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•	national, state and local economic conditions, including their effect on the rate increase process, timing of payments, as well as their effect on the availability and cost of labor, utilities and materials;

•	the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on certain of our unit costs and our ability to manage our medical costs;

•	changes in Medicaid and Medicare payment levels and methodologies and the application of such methodologies by the government;

•	liabilities and other claims asserted against us;

•	our ability to attract and retain qualified personnel;

•	our ability to maintain compliance with all minimum capital requirements;

•	the availability and terms of capital to fund acquisitions and capital improvements;

•	our ability to meet our debt service obligations and meet the covenants contained in our Credit Facility;

•	the competitive environment in which we operate;

•	our ability to maintain and increase membership levels;

•	demographic changes;

•	increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of healthcare use;

•	our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards;

•	catastrophes, including acts of terrorism or severe weather; and

•	the unfavorable resolution of pending litigation.

Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading “Risk Factors” in this prospectus and in our filings with the SEC. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them.

(iii)

SUMMARY

This summary highlights some important information about our business and this offering. It does not include all of the information you should consider before deciding to purchase any notes or shares of our common stock in this offering. Please review this entire prospectus and the information incorporated herein by reference, including the risk factors section and our consolidated financial statements and related notes, before you decide to purchase any notes or any shares of our common stock issuable upon conversion of the notes. Except as otherwise indicated in this prospectus or as the context may otherwise indicate, in this prospectus the words “we,” “our,” “us,” and the “Company” refer to AMERIGROUP Corporation and its subsidiaries.

Our Company

We are a multi-state managed healthcare company focused on serving people who receive healthcare benefits through publicly sponsored programs, including Medicaid, State Children’s Health Insurance Program (SCHIP), FamilyCare and Special Needs Plans (SNP) for members who are eligible for both Medicaid and Medicare, or “dual eligibles.” We believe that we are better qualified and positioned than many of our competitors to meet the unique needs of our target populations because of our focus on providing managed care to these populations, our medical management programs and our community-based education and outreach programs. Unlike many managed care organizations that attempt to serve the general commercial population, as well as Medicare and Medicaid populations, we are focused primarily on the Medicaid, SCHIP, FamilyCare and dual eligibles populations. In general, as compared to commercial or traditional Medicare populations, our target population is younger, accesses healthcare in an inefficient manner and has a greater percentage of medical expenses related to obstetric services, diabetes, circulatory and respiratory conditions. We design our programs to address the particular needs of our members, for whom we facilitate access to healthcare benefits pursuant to agreements with the applicable regulatory authority. We combine medical, social and behavioral health services to help our members obtain quality healthcare in an efficient manner. Our success in establishing and maintaining strong relationships with our government partners, providers and members has enabled us to obtain new contracts and to establish and maintain a leading market position in many of the markets we serve. Providers are hospitals, physicians and ancillary medical programs that provide medical services to our members. Members are said to be “enrolled” with our health plans to receive benefits. Accordingly, our total membership is generally referred to as our enrollment. As of March 31, 2007, we provided an array of products to approximately 1,332,000 members in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Texas and Virginia.

We were incorporated in Delaware on December 9, 1994 as AMERICAID Community Care by a team of experienced senior managers led by Jeffrey L. McWaters, our Chairman and Chief Executive Officer. Since 1994, we have expanded through developing products and markets, negotiating contracts with various state governments and through the acquisition of health plans. Our subsidiaries have grown through organic membership growth, the acquisition of contract rights and related assets and through stock acquisitions. Most recently we obtained a contract and began enrolling members in our Georgia plan beginning in the Atlanta region in June 2006 and the North, East and Southeast regions in September 2006.

We periodically evaluate acquisition and other strategic opportunities and may pursue such opportunities, including those that may be material to our results of operations and financial position.

Regulation

Insurance Holding Company Regulation

Our health plan subsidiaries in the District of Columbia, Florida, Georgia, Maryland, New Jersey, Ohio, Texas, New York, Virginia and Tennessee, require the registration of and periodic reporting of financial and other information about operations, including inter-company transactions within the system, by insurance companies or health maintenance organizations (in certain jurisdictions) domiciled within their jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system.

The Company is registered under such laws as an insurance holding company system in all of these 10 jurisdictions. Most states, including the states in which the Company’s subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws and regulations apply to the Company and its subsidiaries, there can be no effective change in control of the Company unless the person seeking to acquire control has filed a statement with specified information with the insurance regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change of control pursuant to these laws is, with some variation, the acquisition of 10% or more of the voting stock of an insurance company or its parent. In Florida, we are subject to a 5% threshold. Consequently, a person acquiring 5% or more of the voting stock of an insurance company or its parent without the prior approval of the insurance regulators in the states in which the Company and its subsidiaries are domiciled will be in violation of these laws. Such a person may also be subject to one or more of the following actions: (i) injunctive action requiring the disposition or seizure of those securities by the applicable insurance regulator; (ii) prohibition of voting of such shares; and, (iii) other actions determined by the relevant insurance regulator. Further, many states’ insurance laws require prior notification of state insurance regulators of a change of control of a non-domiciled insurance company doing business in that state. These pre-notification statutes do not authorize the state insurance regulators to disapprove the change in control; however, they do authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of the Company may require prior notification in those states that have adopted pre-notification laws.

These laws may discourage potential acquisition proposals and may delay, deter, or prevent a change in control of the Company, including through transactions, and in particular unsolicited transactions, that some or all of the stockholders of the Company might consider to be desirable.

In addition, such laws and regulations restrict the amount of dividends that may be paid by the Company’s subsidiaries to the Company. See further discussion in “Risk Factors — Risk related to being a regulated entity — If state regulators do not approve payments of dividends, distributions or administrative fees by our subsidiaries to us, it could negatively affect our business strategy” contained herein and in “Management’s Discussion and Analysis of Financial Condition and Results of Operation; — Liquidity and Capital Resources” as set forth under Item 7 of our Annual Report on Form 10-K, incorporated herein by reference.

Such laws and regulations also require prior approval by state regulators of certain material transactions with affiliates within the holding company system, including the sale, purchase or other transfer of assets, loans, guarantees, agreements or investments, as well as certain material transactions with persons who are not affiliates within the holding company system if the transaction exceeds regulatory thresholds.

Other State Regulation

In addition to regulation as an insurance holding company system, our business operations must comply with the other state laws and regulations that apply to HMOs, health insuring corporations (HICs) and PHSPs respectively in the states where we operate, and with laws, regulations and contractual provisions governing the respective state Medicaid managed care programs. See “Risk Factors — Risks of Being a Regulated Entity” below, and the “Regulation” section of our Annual Report on Form 10-K, incorporated herein by reference.

We are a corporation organized under the laws of the State of Delaware. Our corporate headquarters are located at 4425 Corporation Lane, Virginia Beach, Virginia 23462. Our telephone number is 757-321-3597. Our website can be found at www.amerigroupcorp.com. Information on our website is not deemed to be a part of this prospectus.

The Notes

We provide the following brief summary to the notes solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see the section entitled “Description of the Notes” and “Description of Capital Stock” in this prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us” and the “Company” refer only to AMERIGROUP Corporation and not to any of its subsidiaries.

Issuer	AMERIGROUP Corporation.

Notes Offered	$260 million in aggregate principal amount of 2.00% Convertible Senior Notes due 2012.

Maturity Date	May 15, 2012, unless earlier repurchased or converted.

Interest	2.00% per year payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2007.

Ranking	The notes are our senior unsecured obligations and rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries and are effectively subordinated to our existing and future secured indebtedness, including the obligations under our Credit Facility (as defined herein), to the extent of the value of the collateral. As of March 31, 2007, we had approximately $391 million in outstanding indebtedness, including capital leases, approximately $151 million of which was secured indebtedness, including capital leases.

As of March 31, 2007, our subsidiaries had outstanding liabilities, including trade and other payables but excluding intercompany liabilities, in an amount equal to approximately $480 million, all of which were effectively senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries have not guaranteed any of our obligations under the notes.

Conversion Rights	Holders may convert their notes prior to March 15, 2012 in multiples of $1,000 in principal amount, at the option of the holder, under the following circumstances:

• during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day;

• during any calendar quarter (and only during such quarter) after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or

• upon the occurrence of specified events described below under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Events.”

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after March 15, 2012 through the third scheduled trading day immediately preceding the maturity date.

Notwithstanding the foregoing, the indenture for the notes provides that no holder may exercise any conversion right with respect to the notes to the extent the receipt of the common stock deliverable upon conversion of the notes would (a) require prior regulatory approval by a state insurance regulator and such approval has not been received or the receipt of such shares would otherwise be prohibited under State laws, regulations or regulatory orders applicable to ownership of shares (“Applicable State Laws”) or (b) cause the holder or any person whose ownership position would be aggregated with that of the holder under any Applicable State Law to be subject to any reporting or registration obligation or requirement under any Applicable State Law and such obligation or requirement has not been satisfied.

Currently, the Applicable State Laws to which we are subject would generally require such approval before any person becomes the owner, either directly or indirectly, of 10% or more of our common stock (5% in the case of Florida). For more information, see “Risk Factors — Risks Related to the Notes and the Common Stock — There are regulatory limitations on the ownership and transfer of our common stock and the indenture for the notes restricts conversions that would otherwise require regulatory approval” and “— Regulation — Insurance Holding Company Regulation.” In addition, the Applicable State Laws may change in the future to place additional or more stringent restrictions on the ownership of our common stock.

The Company’s ability to make the cash payments due upon conversion of notes prior to March 15, 2012 is subject to limitations imposed by our Credit Facility. As a result, the noteholders’ right to receive cash payments upon conversion of notes prior to March 15, 2012 is subject to certain restrictions. Should noteholders not be entitled to receive cash payments due upon conversion in these circumstances, such payments will be deferred until the earlier of (1) March 15, 2012 or (2) the date on which the Credit Facility permits the cash payments. If any note surrendered for conversion does not receive any cash payment due upon conversion because of these restrictions, special interest will accrue at a rate equal to 0.25% of the principal amount per annum of the outstanding notes from and after the 30th VWAP trading day after the applicable conversion date to the date on which all such payments have been made with respect to all notes surrendered for conversion. This special interest is in addition to any special interest provided for under the caption “— Registration Rights.” See “Description of the Notes — Conversion Rights — Restrictions on Cash Payment Upon Conversion.”

The initial conversion rate for the notes is 23.5114 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $42.53 per share of common stock, subject to adjustment.

In addition, if a “fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change as described under “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change.” No adjustment to the conversion rate will be made if the stock price is less than $32.10 or if the stock price exceeds $225.00 (in each case, subject to adjustment).

Settlement Upon Conversion	Unless we have made the full share settlement election described herein, upon conversion of the notes, we will pay, with respect to each VWAP trading day of the related 20 VWAP trading day observation period, an amount in cash equal to the “principal portion” (defined as the lesser of (i) $50 and (ii) the daily conversion value relating to such VWAP trading day) on the third VWAP trading day after observation period, all calculated as described under “Description of the Notes — Conversion Rights — Payment upon Conversion — Net Share Settlement.” In addition, if the daily conversion value exceeds $50 on any VWAP trading day during the relevant 20 VWAP trading day observation period, in addition to paying the principal portion of the converted notes for such VWAP trading day, we will also deliver any combination elected by us of shares of our common stock and cash in an amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described under “Description of the Notes — Conversion Rights — Payment upon Conversion — Net Share Settlement.” However, if an “accounting event” (as defined herein) occurs after the date of this prospectus, we will have the option to elect to pay the principal portion of the converted notes exclusively in shares of our common stock (except that we will pay cash in respect of fractional shares). See “Description of the Notes — Conversion Rights — Payment Upon Conversion — Full Share Settlement Option.”

In certain circumstances, the Company’s ability to make the cash payments due upon conversion of notes prior to March 15, 2012 is subject to limitations imposed by our Credit Facility. See “Risk Factors — Risks Related to the Notes and the Common Stock — Our Credit Facility restricts your ability to receive the cash payments due upon conversion of the notes.”

Holders of notes will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of common stock, if any, delivered to holders upon conversion.

Sinking Fund	None.

Optional Redemption by the Company	The notes may not be redeemed by us prior to the maturity date.

Designated Event Repurchase Right of Holders	Subject to certain exceptions, if we undergo a “designated event” (as defined herein) holders of notes will have the option to require us to repurchase all or any portion of their notes. The designated event repurchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to but excluding the designated event repurchase date. We are obligated to pay cash for all notes so repurchased.

Events of Default	Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 60 days following such event of default consists exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. The notes will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Registration Rights	Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. We have agreed in the registration rights agreement to use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

• the date when all securities covered by the registration statement have been sold;

• the expiration of the applicable holding period with respect to the notes and the common stock issuable upon conversion of the notes under Rule 144(k) under the Securities Act, or any successor provision; and

• the date that is two years after the effective date of the registration statement.

We may suspend the use of the registration statement to resell notes or shares of common stock issuable upon conversion of the notes for reasons relating to pending corporate developments, public filings or other events.

Trading	Prior to this offering, the notes have been eligible for trading in The PORTALsm Market. However, the notes resold pursuant to this prospectus will no longer eligible for trading in The PORTALsm Market. We do not intend to list the notes on any national securities exchange.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the NYSE under the symbol “AGP.”

DTC	The notes were issued in fully registered book-entry form and are represented by permanent global notes without coupons deposited with the trustee for the notes, as custodian for the Depository Trust Company, or the DTC. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its direct and indirect participants, and a holder’s interest in any global note may not be exchanged for certificated notes, except in limited circumstances described under “Description of the Notes — Global Notes, Book-Entry Form.”

Use of Proceeds	The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Certain United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Considerations.”

See “Risk Factors” for a discussion of factors that should be considered with respect to an investment in the notes.

RISK FACTORS

You should carefully consider the following risks and other information included or incorporated by reference in this prospectus before you decide to invest in any notes or our common stock in this offering, including those set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 filed February 27, 2007, as updated under Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed May 3, 2007. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may also impair our business. The risks described in this section and included or incorporated by reference in this prospectus could cause our actual results to differ materially from those anticipated.

Risks Related to an Investment in the Notes

Our Credit Facility may restrict note holder’s ability to receive the cash payments due upon conversion of the notes.

On March 26, 2007, we entered into a Credit and Guaranty Agreement as borrower with our wholly-owned subsidiary, PHP Holdings, Inc. as guarantor, Goldman Sachs Credit Partners L.P. and Wachovia Capital Markets LLC as joint lead arrangers and bookrunners, Goldman Sachs Credit Partners L.P. as syndication agent and Wachovia Bank, National Association as administrative agent and collateral agent (as amended, the “Credit Facility”).

Our ability to make the cash payments due upon conversion of the notes is subject to the limitations imposed by our Credit Facility and by any limitations in any amendment, restatement, replacement or refinancing of our Credit Facility.

The indenture provides that if, prior to March 15, 2012, we are unable to comply with the “restricted payments” provisions of our Credit Facility or during the continuance of a default under our Credit Facility (in each case, as amended, restated, replaced or refinanced), holders of notes will not be entitled to receive the cash payment due upon conversion of their notes (other than in connection with a designated event) until such payment is permitted to be made under the Credit Facility. As a result, prohibition of cash payments upon conversion under our Credit Facility (other than in connection with a designated event), prior to March 15, 2012, is not an event of default under the indenture. Any shares of our common stock due upon any such conversion of notes will be delivered but the cash payments due upon conversion (other than in connection with a designated event) will be deferred until the earlier of (1) March 15, 2012 or (2) the date on which the Credit Facility permits the payment. However, special interest will accrue on all outstanding notes if any note surrendered for conversion does not receive the cash payments due upon conversion as a result of the Credit Facility for a period of more than 30 VWAP trading days from the applicable conversion date. Such special interest will accrue from such 30th VWAP trading day to the date on which all payments have been made with respect to all notes that have been surrendered for conversion.

In addition, the indenture provides that holders of notes are permitted to convert their notes or require us to repurchase their notes upon the occurrence of certain “designated events.” However, the occurrence of a designated event constitutes an event of default under our Credit Facility (and possibly any future amendment, restatement, replacement or refinancing of our Credit Facility). Accordingly, we may not be able to pay cash to holders of notes following a designated event unless we seek a waiver from our lenders or refinance our Credit Facility in connection with the designated event. If we fail to honor our obligations to the holders of the notes upon a designated event, that failure may become an event of default under the indenture.

Our debt service obligations may adversely affect our cash flow and increased leverage as a result of this offering may harm our financial condition and results of operations.

While the notes are outstanding, we expect to have debt service obligations on the notes of approximately $5.2 million per year in interest payments. Our debt service obligations on the Credit Agreement includes interest at the adjusted Eurodollar rate plus 2.0% or the base rate plus 1.0% and annual principal payments equal to 1.0% of the outstanding principal term of the loan. If we issue other debt securities or borrow additional amounts under our Credit Facility in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce, curtail or terminate other activities of our business.

Our total consolidated long-term debt as of March 31, 2007, including capital leases, was approximately $369 million and represents less than 32% of our total capitalization. The Credit Facility includes provisions that limit our ability to incur additional indebtedness. In addition, the indenture for the notes does not restrict our ability to incur additional indebtedness.

We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. We may enter into other senior financial instruments.

Our indebtedness could have significant negative consequences to you. For example:

•	it could affect our ability to satisfy our obligations under the notes;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a debt service obligation payment, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes.

The notes are unsecured, are effectively subordinated to our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities.

The notes are unsecured, and are effectively subordinated to our secured indebtedness, including our obligations under our Credit Facility, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities. As of March 31, 2007, we had approximately $391 million of outstanding indebtedness, including capital leases, approximately $151 million of which was secured indebtedness, including capital leases. As of March 31, 2007, the aggregate amount of liabilities of our subsidiaries was approximately $480 million, including trade and other payables and excluding intercompany liabilities. However, the indenture relating to the notes does not restrict our ability to incur secured indebtedness in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes the outstanding. See “Description of the Notes”.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Certain of our subsidiaries, however, are guarantors under the Credit Facility. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with note holders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to note holders, if any.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

Any issuance of equity securities, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the offering of the notes, we entered into a convertible note hedge transaction with an affiliate of Goldman, Sachs & Co. or its hedging counterparty, as counterparty. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes. We also sold warrants to the counterparty to offset, to some extent, the cost of the convertible hedge transactions. These transactions were accounted for as an adjustment to our stockholders’ equity. In connection with hedging these transactions, the counterparty or its affiliates or its hedging counterparty entered into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes.

These activities could have the effect of increasing or preventing a decline in the value of our common stock concurrently with or following the pricing of the notes.

In addition, the counterparty (and/or its affiliates or its hedging counterparty) may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock in secondary market transactions (including during any observation period related to the conversion of the notes), which could adversely impact the price of our common stock and of the notes or could have the effect of increasing or preventing a decline in the value of our common stock.

In particular, such hedging modification may occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. In order to unwind its hedge position with respect to those exercised options, the counterparty or its affiliates or its hedging counterparty may sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock during the observation period, for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares, if any, and value of the consideration that note holders will receive upon the conversion of the notes and, under certain circumstances, their ability to convert the notes.

Exercise of the warrants issued in the warrant transaction may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The exercise of some or all of the warrants we issue in the warrant transaction may dilute the ownership interests of existing stockholders. Although the convertible note hedge transaction is expected to reduce potential dilution upon conversion of the notes, the warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated exercise of the warrants for shares of our common stock could depress the price of our common stock.

Our common stock has experienced, and may continue to experience, price volatility and a low trading volume.

The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

•	state and federal budget decreases;

•	adverse publicity regarding managed care;

•	regulatory or legislative changes;

•	government action regarding eligibility for Medicaid and other state-sponsored health care benefit programs;

•	changes in state mandatory Medicaid programs;

•	trends in our industry and the markets in which we operate;

•	the outcome of any pending or future litigation;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	operating results that vary from the expectations of securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, financings or capital commitments; and

•	general economic and competitive conditions.

This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance. The price of our common stock also may be adversely affected by the amount of common stock issuable upon conversion of the notes. If we elect to settle our obligations upon conversion of notes entirely by having shares of our common stock, which we are entitled to do in the event of an “accounting event” (as defined below under “Description of the Notes — Conversion Rights — Payment Upon Conversion — Full Share Settlement Option”), then this dilutive effect could be increased.

In addition, our common stock has experienced low trading volume in the past.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of the Notes Conversion Rights — Payment upon Conversion — Net Share Settlement,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

Unless we elect the full share settlement option following an “accounting event” (as defined herein), upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus for the 20 VWAP trading days prior to the close of business on the third trading day after the day the notes are tendered for conversion, subject to certain exceptions in connection with conversions during a period immediately preceding the maturity date of the relevant notes as described in this prospectus. We refer to this 20 VWAP trading day period as the “observation period”.

We will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion on the third VWAP trading day after observation period, which will generally be 25 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the observation period, any decrease in the price of our common stock after note holders tender their notes for conversion may significantly decrease the value of the consideration note holders receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

In certain circumstances, the Company’s ability to make the cash payments due upon conversion of notes prior to March 15, 2012 is subject to limitations imposed by our Credit Facility. “— Our Credit Facility restricts note holders ability to receive the cash payments due upon conversion of the notes.”

The full share settlement feature of the notes may have adverse consequences.

If we elect to settle our obligations arising upon conversion of notes using the full share settlement method, as described under “Description of the Notes — Conversion Rights — Payment Upon Conversion — Full Share Settlement Option,” then we will be required to satisfy our conversion obligations with respect to notes surrendered for conversion by delivering a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted, multiplied by (ii) the applicable conversion rate as of the date of conversion. Electing the full share settlement will cause an increase in the weighted average number of shares outstanding for purposes of calculating our earnings per share, thereby resulting in a decrease in our earnings per share.

The accounting method for convertible debt securities with net share settlement, like the notes, may be subject to change, and such changes may result in greater dilution than net share settlement.

For purposes of calculating diluted earnings per share, a convertible debt security providing for net share settlement and meeting specified requirements under U.S. generally accepted accounting principles (“GAAP”) may be accounted for similar to non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the notes are not included in the calculation of the earnings per share of the Company until the notes are “in the money”, and it is assumed to issue the number of shares of the Company’s common stock necessary to settle any conversion.

The Emerging Issues Task Force, or EITF, of the Financial Accounting Standards Board is considering alternatives to the treatment discussed above, including treatments that would be dilutive to income available to common stockholders. We cannot predict the outcome of the EITF deliberation and whether the EITF will require that net share settled securities be accounted for under the existing method, one of the proposed methods under consideration or some other method, and when any change would be implemented or whether it would be implemented retroactively or prospectively.

We also cannot predict any other changes in GAAP that may be made affecting accounting for net share settled securities. Any change in the accounting method for net share settled securities could have an adverse impact on our reported or future financial results. These impacts could adversely affect our stock price and in turn negatively impact the trading price of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”, we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of stock or cash dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness or assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which the notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate may occur. Also, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 31.1526 shares per $1,000 principal amount of notes.

The increase in the conversion rate applicable to notes that holders convert in connection with certain fundamental change events may not adequately compensate note holders for the lost option time value of their notes as a result of that designated event.

If a fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. The amount of the increase in the conversion rate depends on the date when such fundamental change becomes effective and the applicable price described in this prospectus. See “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion Upon Fundamental Change”.

Although the increase in the conversion rate is designed to compensate note holders for the lost option time value of their notes as a result of such fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate such note holder for the loss. In addition, note holders will not be entitled to an increased conversion rate if the applicable price is greater than $225.00 per share or less than $32.10 per share (in each case, subject to adjustment).

Furthermore, a holder will not receive the additional consideration payable as a result of the increase in the conversion rate until the effective date of such fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 31.1526 shares per $1,000 principal amount of notes.

In addition, the occurrence of a fundamental change constitutes an event of default under our Credit Facility (and possibly any future amendment, restatement, replacement or refinancing of our Credit Facility). There is no assurance that an increase in the conversion rate following the occurrence of an event of default under our Credit Facility will compensate note holders, in whole or in part, for the loss of any such holders option time value.

We may not have the ability to pay interest on the notes, to purchase the notes upon a designated event or to pay the cash payment due upon conversion.

The notes bear interest semi-annually at a rate of 2.00% per year. In addition, we may in certain circumstances be obligated to pay additional interest. If a designated event occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we may be required to pay the principal portion in cash. We may not have sufficient funds to pay the interest, repurchase price or principal portion when due. In addition, the terms of our Credit Facility restrict our ability to make cash payments to holders of notes upon conversion or following the occurrence of a designated event. See “— Our Credit Facility may restrict a note holders ability to receive the cash payments due upon conversion of the notes.” If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of the Notes — Interest,” and “Description of the Notes — Designated Event Permits Holders to Require Us to Repurchase Notes.”

In addition, the occurrence of a designated event constitutes an event of default under our Credit Facility (and possibly any future amendment, restatement, replacement or refinancing of our Credit Facility). The occurrence of such event of default under the Credit Facility may further decrease the likelihood of our being able to purchase the notes upon the occurrence of a designated event.

A change in control of us may not constitute a “designated event” for purposes of the notes.

The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control of us except to the extent described under “Description of the Notes — Designated Event Permits Holders to Require Us to Purchase Notes” and “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change”. However, the terms “fundamental change” and “designated event” are limited and may not include every change in control event that might cause the market price of the notes to decline. As a result, note holders’ rights under the notes upon the occurrence of a designated event or fundamental change may not preserve the value of the notes in the event of a change in control of us. In addition, any change in control of us may negatively affect the liquidity, value or volatility of our common stock, thereby negatively impacting the value of the notes.

Note holders may not be able to convert their notes before March 15, 2012, and the value of the notes could be less than the value of the common stock into which such notes could otherwise be converted.

Prior to March 15, 2012, the notes are convertible only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, note holders will not be able to convert their notes and may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect note holders’ investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a designated event that permits holders to require us to repurchase their notes. For these reasons, note holders should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

An active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of holders’ notes.

We issued the notes on March 28, 2007 and April 9, 2007 to a group of banks, which we refer to as the “initial purchasers,” in a private placement. The initial purchasers then sold the notes to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. Prior to this offering there was no trading market for the notes. The notes are not listed and we have no plans to list the notes on any securities exchange. Although the notes initially sold to qualified institutional buyers are eligible for trading in The PORTALsm Market, any notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALsm Market. The initial purchasers are not obligated to make a market in the notes. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected.

The liquidity of the trading market for the notes, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may not be able to convert your notes until March 15, 2012, and you may not receive any shares upon conversion.

Regulatory requirements, provisions in the indenture for the notes, provisions of our charter documents and Delaware General Corporation Law may deter or prevent a business combination that may be favorable to you.

Most states, including the jurisdictions in which our insurance company subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws and regulations apply to us and our insurance company subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with specified information with the insurance regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is, with some variation, the acquisition of 10% or more of the voting securities of an insurance company or its parent. In Florida we are subject to a 5% threshold. Consequently, a person may not acquire, including by converting the notes offered pursuant to this prospectus, 5% or more of our common stock without the prior approval of the insurance regulators in one or more of the states in which our insurance company subsidiaries are domiciled.

In addition, if a designated event occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to not holders.

Furthermore, provisions of our charter documents could deter, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions include:

•	establishing a classified board of directors, so that only a portion of our total board can be elected at each annual meeting;

•	granting our board of directors the authority to issue “blank check” preferred stock without stockholder approval;

•	prohibiting cumulative voting in the election of our directors, which would permit less than a majority of stockholders to elect directors;

•	authorizing unissued shares of common stock and preferred stock for issuance without stockholder approval;

•	limiting our stockholders’ ability to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders;

•	imposing supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated by-laws;

•	limiting our stockholders’ ability to call special meetings; and

•	prohibiting stockholder action by written consent.

Finally, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions could adversely affect the price that investors are willing to pay for shares of our common stock and could prevent note holders from realizing any premium that stockholders may otherwise receive in connection with a corporate takeover.

We can issue shares of preferred stock that may adversely affect your rights as a holder of our common stock.

Our amended and restated certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock with relative rights and preferences determined by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock. For example, an issuance of shares of our preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

We may issue shares of our preferred stock at any time.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Also, under the terms of the Credit Facility, we are limited in the amount of dividends that we may pay to our stockholders without the consent of our lenders. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our ability to pay dividends is dependent on cash dividends from our subsidiaries. State insurance and Medicaid regulations limit the ability of our subsidiaries to pay dividends to us. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates. We cannot assure you that our common stock will appreciate in value or not decline.

There are regulatory limitations on the ownership and transfer of our common stock and the indenture for the notes restricts conversions that would otherwise require regulatory approval.

Before any person acquires control (which, generally under the relevant insurance laws, is presumed to exist upon ownership of 10% or more of voting securities, and 5% in the case of Florida), either directly or indirectly, of us or our insurance company subsidiaries, that person must file an acquisition statement with and obtain prior approval from the domiciliary insurance commissioner of the respective company. Accordingly, the indenture for the notes does not permit conversion of the notes to the extent such conversion requires approval under applicable State laws and such approval has not been obtained. Such approval would generally be required to the extent any conversion would result in any person, together with such person’s affiliates, owning 10% or more of our outstanding common stock. For this purpose, a person’s “affiliates” would include any person controlled by, controlling or under common control with the person, where “control” is similarly presumed to exist at 10% or more ownership of voting securities. In Florida, the applicable threshold is 5%. In addition, the applicable State laws may change in the future to place additional or more stringent restrictions on the ownership of our common stock.

You may be subject to United States federal income or withholding taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”. If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for United States federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In addition, Non-U.S. Holders of the notes may be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Constructive Dividends” and “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Notes”.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed on the New York Stock Exchange (NYSE) under the symbol “AGP” since January 3, 2003. From November 6, 2001 until January 2, 2003, our common stock was quoted on the NASDAQ National Market under the symbol “AMGP”. Prior to November 6, 2001, there was no public market for our common stock.

On December 14, 2004, we announced a two-for-one split of our common stock. The stock split was in the form of a one hundred percent stock dividend of one share of common stock for every share of common stock issued and outstanding. The stock dividend was distributed on January 18, 2005 to our shareholders of record on December 31, 2004.

The following table sets forth the range of high and low sales prices for our common stock for the period indicated.

	High	Low

2005
First Quarter	$43.69	$34.75
Second Quarter	40.81	30.92
Third Quarter	49.30	18.53
Fourth Quarter	19.99	14.60
2006
First Quarter	$23.31	$18.84
Second Quarter	32.69	20.30
Third Quarter	33.07	27.40
Fourth Quarter	37.15	27.87
December 31, 2006 Closing Sales Price	$35.89
2007
First Quarter	$39.44	$29.63
Second Quarter (through May 21, 2007)	$32.95	$23.98

On May 21, 2007, the last reported sales price of our common stock was $24.91 per share as reported on the NYSE. As of May 21, 2007, we had 43 shareholders of record.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Also, under the terms of the Credit Facility, we are limited in the amount of dividends that we may pay to our stockholders without the consent of our lenders. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

In addition, our ability to pay dividends is dependent on cash dividends from our subsidiaries. State insurance and Medicaid regulations limit the ability of our subsidiaries to pay dividends to us.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation, amended and restated by-laws and certain agreements as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our restated articles of organization, amended and restated by-laws and such agreements, copies of which are available as set forth under “Additional Information”.

Authorized Capital Stock

The authorized capital stock of AMERIGROUP Corporation consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our amended and restated by-laws and amended and restated certificate of incorporation, copies of which are incorporated by reference as exhibits to the shelf registration statement which this prospectus forms a part, as well as the Delaware General Corporation Law.

Common Stock

As of May 21, 2007 there were 52,820,613 shares of common stock outstanding, which were held of record by approximately 43 stockholders. Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and all shares of common stock offered and sold pursuant to this prospectus and any prospectus supplement, upon delivery, will be fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative, and whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs or upon any distribution of our assets; and

•	whether or not the shares of such series shall be convertible (including any mandatory conversion provisions), and, if so, the terms and conditions upon which shares of such series shall be convertible.

Anti-Takeover Effects of Certain Provisions of AMERIGROUP’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, Delaware Law and State Insurance Laws

Some provisions of our amended and restated certificate of incorporation and amended and restated by-laws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Cumulative Voting

Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of our board of directors, our president or a majority of our directors.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMERIGROUP by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NYSE under the symbol “AGP”.

DESCRIPTION OF THE NOTES

We issued $260 million in aggregate principal amount of our 2.00% convertible senior notes due 2012, or the notes, under an indenture, dated as of March 28, 2007, or the indenture, between us and The Bank of New York, as trustee. We entered into a registration rights agreement, dated as of March 28, 2007, or the registration rights agreement, with the initial purchasers pursuant to which we agreed to file a shelf registration statement with the SEC covering resale of notes, as well as the shares of our common stock issuable upon conversion of notes, of which this prospectus is a part. The terms of the notes include those expressly set forth in the indenture, the notes, the registration rights agreement and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture, including the definitions of certain terms used in the indenture, and the registration rights agreement. We urge you to carefully read the entire indenture (including the form of note contained therein) because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is filed as an exhibit to the shelf registration statement which this prospectus forms a part. In addition, you may request a copy of the indenture from us. A copy of the indenture will be available as described under the heading “Additional Information” in this prospectus.

For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to AMERIGROUP Corporation and not to its subsidiaries.

General

The notes are:

•	our general unsecured obligations;

•	equal in right of payment with any of our other senior unsecured indebtedness;

•	senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors and policyholder liabilities;

•	effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including the obligations under our Credit Facility; and

•limited to an aggregate principal amount of $260 million except as set forth below;

•	mature on May 15, 2012 (the “maturity date”), unless earlier converted or repurchased;

•	in denominations of $1,000 and integral multiples of $1,000; and

•	represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “— Global Note, Book-Entry Form” below may be represented by notes in definitive form.

As of March 31, 2007, we had:

•	$240 million of the convertible senior notes (an additional $20 million in aggregate principal amount was issued on April 9, 2007);

•	approximately $151 million of secured indebtedness, including capital leases; and

•	no subordinated indebtedness.

In addition, our subsidiaries had liabilities (including trade and other payables and policyholder liabilities, but excluding intercompany indebtedness) outstanding in an amount of $480 million structurally senior to the notes. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries. Our subsidiaries have not guaranteed any of our obligations under the notes. See “Risk Factors — Risks Related to the Notes and the

Common Stock — The notes are unsecured, are effectively subordinated to our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 23.5114 shares of common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $42.53 per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. Except in the event we have made the full share settlement election (as defined below) described under “— Conversion Rights — Payment Upon Conversion — Full Share Settlement Option,” and subject to the limitations described below under “— Conversion Rights — Payment Upon Conversion — Restrictions on Cash Payments Upon Conversion,” upon conversion of the notes we will pay an amount in cash equal to the “principal portion” (as defined below) of the notes converted with respect to each VWAP trading day during the related observation period, and, if the daily conversion value exceeds the principal portion of the converted notes on any such VWAP trading day, in addition to paying the principal portion of the converted notes for such VWAP trading day, we will also deliver shares of our common stock in an amount based upon a daily conversion value calculated on a proportionate basis for each such VWAP trading day, as further described below. If we make the full share settlement election described below, we will deliver only shares of our common stock upon conversion of notes and will not make any cash payment in respect of the principal portion of notes surrendered for conversion (except cash payments for fractional shares). Under the full share settlement method, the conversion value of the notes will be determined based on the principal amount of notes converted and the applicable conversion rate on the date of conversion and the 20 VWAP trading day observation period will not be applicable. Under either the net share settlement method or the full share settlement method, note holders will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

We use the term “note” in this prospectus to refer to each $1,000 in principal amount of notes.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they will be fungible with the notes for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “— Designated Event Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Conversion Upon Specified Corporate Events” and “— Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors — Risks Related to the Notes and the Common Stock.”

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of those notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check, mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

The notes bear interest at a rate of 2.00% per year from March 28, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on the May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “— Conversion Upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” and “— Conversion Upon Specified Corporate Events,” holders may convert their notes at an initial conversion rate of 23.5114 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $42.53 per share of common stock, at any time prior to the close of business on the scheduled trading day immediately preceding March 15, 2012. On and after March 15, 2012, holders may convert their notes at the conversion rate regardless of the conditions described under the headings “— Conversion Upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” and “— Conversion Upon Specified Corporate Events” at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date of May 15, 2012.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in principal amount.

Upon conversion, holders of notes will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “— Payment Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including special interest, if any) on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest (including special interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if we have specified a “designated event repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

Except in the event we have made the full share settlement election described under “— Payment upon Conversion — Full Share Settlement Option,” upon conversion of the notes, we will pay an amount in cash equal to the “principal portion” (as defined below) of the conversion value of the notes converted for each VWAP trading day during the specified 20 VWAP trading day observation period and, if the daily conversion value exceeds the principal portion of the notes converted on any VWAP trading day during the specified 20 VWAP trading day observation period, we will also deliver, at our election, cash or shares of our common stock or a combination of cash and shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion of the notes converted. See “— Payment Upon Conversion — Net Share Settlement.” Our ability to make cash payments to holders of notes upon conversion of notes is subject to certain limitations described below under “— Payment Upon Conversion — Restrictions on Cash Payments Upon Conversion.” If we make the full share settlement election described under “— Payment Upon Conversion — Full Share Settlement Option,” we will deliver only shares of our common stock upon conversion of notes and will not make any cash payment in respect of the principal portion of notes surrendered for conversion (except cash payments for fractional shares). Under the full share settlement method, the conversion value of the notes will be determined based on the principal amount of notes converted and the applicable conversion rate on the date of conversion and the 20 VWAP trading day observation period will not be applicable.

Except as described below under “— Payment Upon Conversion — Restrictions on Cash Payments Upon Conversion,” we are not subject to any agreements restricting our right to make payments to noteholders upon conversion of the notes. Except as described below under “— Payment Upon Conversion — Restrictions on Cash Payments Upon Conversation,” our failure to pay the principal portion of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to the Notes and the Common Stock — We may not have the ability to pay interest on the notes, to purchase the notes upon a designated event or to pay the cash payment due upon conversion” and “— Our Credit Facility may restrict our ability to make cash payments due upon conversion of the notes.”

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Trading Price Condition

Prior to March 15, 2012, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for the notes for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million in principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include any or all of the initial purchasers; provided that if three such bids cannot reasonably be provided to the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 in million principal amount of notes cannot reasonably be obtained, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not make such determination, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes and issue a press release. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes and issue a press release.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include any or all of the initial purchasers, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Conversion Based On Common Stock Price

Prior to March 15, 2012, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending June 30, 2007 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion Upon Specified Corporate Events

If we elect to:

•	distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the record date for the distribution to subscribe for or purchase shares of our common stock at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and issue a press release at least 25 scheduled trading days prior to the ex-date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

In addition, if we are party to any transaction or event described in clause (1) or (2) of the definition of “fundamental change” (as defined below), we will notify holders of the occurrence of any such event and issue a press release no later than 10 scheduled trading days prior to the anticipated effective date of such event. A holder may surrender notes for conversion at any time from and after the effective date of any such fundamental change to an including (i) the designated event repurchase date corresponding to such event or (ii) if there is no such designated event repurchase date until the 25th scheduled trading day after the effective date of such event. If an event described in clause (3) or (4) of the definition of “fundamental change” or if a “termination of trading” occurs, we will notify holders of the occurrence of any such event and issue a press release on the effective date of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from the effective date of such event until (i) the designated event repurchase date corresponding to such event or (ii) if there is no such designated event repurchase date, 25 scheduled trading days following the effective date of such event. In addition, if certain fundamental changes occur, a holder may be entitled to receive additional shares of our common stock upon any conversion as described below under “— Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change.”

Holders of notes also have the right to convert their notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a designated event. In such event, holders of notes have the right to convert their notes at any time beginning 10 scheduled trading days prior to the date that is the anticipated effective date of such transaction and ending on the 25th trading day following the effective date of such transaction. We will notify holders and issue a press release at least 10 scheduled trading days prior to the anticipated effective date of any such transaction.

The occurrence of a designated event constitutes an event of default under our Credit Facility (and possibly any future amendment, restatement, replacement or refinancing of our Credit Facility). The occurrence of such event of default under the Credit Facility may further decrease the likelihood of our being able to pay the consideration due upon conversion following the occurrence of a designated event. Further, there is no assurance that an increase in the conversion rate following the occurrence of an event of default under our Credit Facility will compensate note holders, in whole or in part, for the loss of any such holder’s option time value. See “Risk Factors — Risks Related to the Notes and the Common Stock — The increase in the conversion rate applicable to notes that holders convert in connection with certain fundamental change events may not adequately compensate holders of notes for the lost option time value of such notes as a result of that designated event” and “— We may not have the ability to pay interest on the notes, to purchase the notes upon a designated event or to pay the cash payment due upon conversion.”

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “— Designated Event Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment Upon Conversion

Net Share Settlement.  Except as provided below under “— Full Share Settlement Option,” and subject to the limitations below under “— Restrictions on Cash Payments Upon Conversion,” upon conversion of the notes, we will pay an amount in cash equal to the principal portion of the notes converted, calculated as described below. If the daily conversion value exceeds the principal portion of the converted notes on any VWAP trading day during the observation period, in addition to paying the principal portion of the converted notes for such VWAP trading day, we will also deliver with respect to such day, at our election, cash or shares of our common stock or a combination of cash and shares of our common stock in amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described below. We will settle each $1,000 in principal amount of notes being converted by delivering, on the third VWAP trading day immediately following the last day of the related observation period, cash and shares of our common stock, if applicable, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 VWAP trading days during the related observation period.

The “observation period” with respect to any note means:

•	with respect to any conversion date occurring on or after the 25th scheduled trading day prior to the maturity date of the notes, the 20 consecutive VWAP trading day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 20 VWAP trading days during the observation period means:

•	an amount of cash equal to the lesser of (x) $50 and (y) the daily conversion value relating to such VWAP trading day (the “principal portion”); and

•	if such daily conversion value exceeds $50, either (i) a number of shares (the “deliverable shares”) equal to (A) the difference between such daily conversion value and $50, divided by (B) the daily VWAP of our common stock for such VWAP trading day, (ii) cash equal to the difference between such daily conversion value and $50, or (iii) any combination elected by us of shares and cash in an amount equal to such excess of the daily conversion value over $50.

The “daily conversion value” means for each of the 20 consecutive VWAP trading days during the observation period, 1/20 of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” for our common stock means, for each of the 20 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AGP.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

If we elect to pay cash in lieu of delivering all or a portion of the maximum deliverable shares, we will notify the holder of the note through the trustee of the percentage of each share issuable upon conversion that will be paid in cash in lieu of our common stock (the “Cash Percentage”) at any time on or before the close of business on the trading day following our receipt of such holder’s notice of conversion. If we choose to settle all or any portion of the maximum deliverable shares in cash in connection with conversions of notes within 30 scheduled trading days prior to the maturity date of the notes, we will send, on or prior to the 30th scheduled trading day prior to the maturity date, a single notice for all such conversions to the trustee and all holders of notes with respect to the Cash Percentage that will be paid in lieu of our common stock.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above based on the daily VWAP on the last day of the applicable observation period.

Unless we make the full share settlement election following an accounting event as described below, the indenture requires us to pay the principal portion of the conversion consideration of the notes in cash. In addition, under either the net share settlement method or the full share settlement method, we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of a “designated event” (as defined below). Our Credit Facility restricts our ability to pay the principal amount of the notes in cash. Our failure to pay the principal portion of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to the Notes and the

Common Stock — We may not have the ability to pay interest on the notes, to purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.”

Restrictions on Cash Payments Upon Conversion.  Our ability to make the cash payments due upon conversion of the notes prior to March 15, 2012 is subject to the limitations imposed by our Credit Facility (as it may be amended, restated, replaced or refinanced, the “Credit Facility”).

The indenture provides that if, prior to March 15, 2012 (other than in connection with a designated event), we are unable to comply with the “restricted payments” provisions of the Credit Facility or during the continuance of a default under the Credit Facility, note holders will not be entitled to receive the cash payments due upon conversion of such notes. As a result, prohibition of cash payments upon conversion of the notes (other than in connection with a designated event) prior to March 15, 2012 under the Credit Facility, is not an event of default under the indenture. Any shares of our common stock due upon any such conversion of notes (other than in connection with a designated event) will be delivered as described above but the cash payments due upon conversion will be deferred until the earlier of (1) March 15, 2012 or (2) the date on which the Credit Facility permits the payment. The indenture will also provide that special interest will accrue on all outstanding notes if any note properly surrendered for conversion does not receive the cash payments due upon conversion as a result of the Credit Facility for a period of more than 30 VWAP trading days from the applicable conversion date. Such special interest will accrue at a rate equal to 0.25% of the principal amount per annum of the outstanding notes from and after the 30th VWAP trading day after the applicable conversion date to the date on which all payments have been made with respect to all notes that have been surrendered for conversion. This special interest will be in addition to any special interest provided for in the registration rights agreement and described under the caption “— Registration Rights.” The restrictions in the indenture described under this caption will lapse following after March 15, 2012.

The “restricted payments” provisions of the Credit Facility prohibits any cash payments with respect to the notes, other than (i) regularly scheduled payments of interest and payments of special interest (as defined in the indenture) in respect of the notes in accordance with the terms of, and only to the extent required by, and subject to any applicable subordination provisions contained in, the indenture or other agreement pursuant to which any such indebtedness was issued, (ii) during any fiscal year, payments of up to $15,000,000 plus 50% of the Company’s net income (less certain amounts) (or, if the Company’s net income is negative, 100% of the Company’s net income) for the prior fiscal year so long as, in the case of any payment made pursuant to this clause (ii), (a) no default or event of default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Company delivers to Wachovia a compliance certificate demonstrating compliance with the financial covenants under the Credit Facility and a minimum liquidity of not less than $100,000,000, in each case, after giving effect to the subject payment and reaffirming that the representations and warranties made under the Credit Facility are true and complete in all material respects as of such date; provided however, that (A) the minimum liquidity condition shall only apply with respect to payments that constitute payments of principal and, for the avoidance of doubt, shall not apply to any distribution in the form of cash settlements with respect to any hedging agreements entered into by the Company at the time of entering into an agreement to sell the notes, the effect of which (individually or in the aggregate) is to reduce the economic dilution to the Company resulting from the issuance of shares of common stock by the Company pursuant to the terms of such notes (the “Spread Overlay Agreements”) or the early conversion of the notes in accordance with the terms thereof, and (B) the minimum liquidity condition shall only apply to payments (other than those described in (A) above) in excess of an aggregate amount of $15,000,000 of such payments made pursuant to this clause (ii), (iii) distributions in the form of cash settlements with respect to the early conversion of the notes so long as, in the case of any payment made pursuant to this clause (iii), (a) no default or event of default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Company shall have delivered to Wachovia a compliance certificate demonstrating compliance with the financial covenants under the Credit Facility and a minimum liquidity of not less than $100,000,000, in each case, after giving effect to the subject payment and reaffirming that the representations and warranties made under the Credit Facility are true and complete in all material respects as of such date, and (iv) distributions in the form of cash settlements with respect to the Spread Overlay Agreements in accordance with the terms thereof, and only to the extent required thereby, so long as the Company receives within thirty (30) days of such distribution a cash payment in connection with such cash settlement of not less than the amount of such distribution.

Full Share Settlement Option.  Notwithstanding the foregoing, at any time during the 180-day period following the occurrence of an accounting event (as defined below), but in no event later than November 15, 2011, we may, by giving notice to the trustee and the holders, irrevocably elect (the “full share settlement election”) to satisfy our conversion obligations with respect to notes thereafter surrendered for conversion by utilizing the full share settlement method described below. If we make the full share settlement election in accordance with the indenture, then all notes surrendered for conversion on or after the date that is 10 business days following the delivery of the notice of such election (the “full share election effective date”) will be settled utilizing the full share settlement method. In order to make the full share settlement election, we will give a notice to the trustee and to all record holders of the notes. Promptly after making the election, we will issue a press release announcing that we have made the election to settle all future conversions using the full share settlement method.

The term “accounting event” means any change in accounting rules or interpretations thereof occurring after March 22, 2007 that results in a change to the way we are required to account for the notes under generally accepted accounting principles, including (1) a change to the methodology used for reflecting the existence of the notes in diluted earnings per share or (2) a requirement that we separate (or bifurcate) the notes into either (a) debt and equity components or (b) debt and derivative components.

From and after the full share election effective date, we will deliver to any holder surrendering a note for conversion a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted, multiplied by (ii) the applicable conversion rate as of the date of conversion. We will not make any cash payment in respect of the principal portion of notes being converted, but we will pay cash for any fractional shares (calculated on an aggregate basis for the notes surrendered for conversion) based on the closing sale price per share of our common stock on the conversion date applicable to such conversion. We will deliver the shares issuable upon conversion and the cash payment for any fractional shares no later than the third trading day following the conversion date, except that such delivery will occur on the maturity date of the notes (or if such date is not a business day, the next succeeding business day) in respect of any conversion occurring on or after the 25th scheduled trading day prior to the maturity date.

Restriction on Conversion Rights.  Notwithstanding the foregoing, the indenture for the notes provides that no holder may exercise any conversion right with respect to the notes to the extent the receipt of the common stock deliverable upon conversion of the notes would (a) require prior regulatory approval by a state insurance regulator and such approval has not been received or the receipt of such shares would otherwise be prohibited under State laws, regulations and regulatory orders applicable to ownership of shares (“Applicable State Laws”) or (b) cause the holder or any person whose ownership position would be aggregated with that of the holder under any Applicable State Law to be subject to any reporting or registration obligation or requirement under any Applicable State Law and such obligation or requirement has not been satisfied.

Currently, the Applicable State Laws to which we are subject would generally require such approval before any person becomes the owner, either directly or indirectly, of 10% or more of our common stock (5% in the case of Florida). For more information, see “Risk Factors — Risk Related to the Notes and Common Stock — There are regulatory limitations on the ownership and transfer of our common stock” and “Summary — Regulation — Insurance Holding Company Regulation.” In addition, the Applicable State Laws may change in the future to place additional or more stringent restrictions on the ownership of our common stock.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may, on or prior to the commencement of the observation period (or, in the case of any surrender of notes for conversion after the full share settlement election has been made, promptly after receipt of notice of conversion), direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all cash and shares of our common stock (if any) or a combination of cash and shares of our common stock, equal to the consideration due upon conversion, all as provided above under “— Conversion Rights — Payment Upon Conversion,” at the sole option of the designated financial institution. By the close of business on the trading day immediately preceding the start of the observation period, or, in the case of any surrender of notes for conversion after the full share settlement election has been made, by the close of business on the trading day immediately preceding the conversion date, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, all cash or a combination of cash and shares of common stock.

If the designated institution accepts any such notes, it will deliver cash and, if applicable, the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver the cash and those shares to the applicable note holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, no later than the third trading day immediately following the last day of the related observation period, or in the case of any surrender of notes for conversion after the full share settlement election has been made, no later than the third trading day immediately following the conversion date, convert the notes into cash and shares, if any, of our common stock, as described above under “— Conversion Rights.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Adjustment Events.  (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we affect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	OS’

OSo

where,

CR0 =	the conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR’ =	the conversion rate in effect immediately after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OSo =	the number of shares of our common stock outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS’ =	the number of shares of our common stock that will be outstanding as of the “ex-date” for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR’	=	CRo	×	OSo + X

OSo + Y

where,

CRo =	the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ =	the conversion rate in effect immediately after the “ex-date” for such distribution;

OSo =	the number of shares of our common stock outstanding immediately prior to the “ex-date” for such distribution;

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-date” for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula: SP0

CR’	=	CRo	×	SP0

SPo−FMV

where,

CRo =	the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ =	the conversion rate in effect immediately after the “ex-date” for such distribution;

SPo =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-date” for such distribution; and

FMV =	the fair market value as determined by our board of directors of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’	=	CRo	×	FMVo + MPo

MPo

where,

CRo =	the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;

CR’ =	the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;

FMVo =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the effective date of the spin-off; and

MPo =	the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate; provided further that, for any conversion prior to the full share election effective date, if any, within the first four trading days following the effective date of such spin-off (if such trading days are also VWAP trading days), references to 10 trading days shall be deemed replaced with four trading days.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’	=	CRo	×	SPo

SPo−C

where,

CR0 =	the conversion rate in effect immediately prior to the “ex-date” for such distribution;

CR’ =	the conversion rate in effect immediately after the “ex-date” for such distribution;

SPo =	the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” for such distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’	=	CRo	×	AC + (SP’ × OS’)

OSo × SP’

where,

CRo =	the conversion rate in effect on the date such tender or exchange offer expires;

CR’ =	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration as determined by our board of directors paid or payable for shares purchased in such tender or exchange offer;

OSo =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ =	the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Events that Will Not Result in Adjustments.  Except as described in this section or in “— Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We are not required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the notes, (ii) upon a designated event and (iii) on the maturity date (and on each VWAP trading day of the 20 VWAP trading day observation period beginning on the 22nd scheduled trading day prior to the maturity date).

Treatment of Reference Property.  In the event of:

•	any fundamental change described in clause (2) of the definition thereof;

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of notes will be entitled thereafter to convert their notes into the same type of consideration that they would have been entitled to receive if they had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events, provided that upon conversion any such holder will receive, for any notes converted prior to the full share election effective date, if any:

•	cash up to the aggregate principal portion thereof; and

•	in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant events (“reference property”).

The amount of consideration, and, consequently, reference property, note holders receive upon conversion is based on the daily conversion values of reference property and the applicable conversion rate, as described above. Following the full share election effective date, if any, note holders will receive the same type of consideration upon conversion that such holders would have been entitled to receive if they had held immediately prior to the events described above a number of shares of our common stock equal to (i) the aggregate principal amount of notes converted, multiplied by (ii) the applicable conversion rate.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Voluntary Increases of Conversion Rate.  We are permitted, to the extent permitted by law and the rules of the New York Stock Exchange or any other securities exchange on which our common stock is then listed, to increase the applicable conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and issue a press release on the increased applicable conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased applicable conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect.  A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”

Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change

If a holder elects to convert its notes at any time on or after the effective date of a “fundamental change” (as defined below) described in clauses (1), (2) or (4) of such definition until the related designated event repurchase date or, if there is no such designated event repurchase date, 25 scheduled trading days following the effective date of such designated event, as applicable, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below; provided, however, that no increase will be made in the case of such fundamental change where 90% or more of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or that will be so traded or quoted immediately following the transaction, and as a result of such transaction or transactions the notes become convertible into such shares of capital stock or American Depositary Receipts (if the full share settlement election has been made) or cash (in respect of the principal portion) and, if applicable, such shares of such capital stock or such American Depositary Receipts pursuant to “— Conversion Rate Adjustments — Treatment of Reference Property” above if the full share settlement election has not been made. We will notify holders of the occurrence of any such fundamental change and issue a press release (i) no later than 10 scheduled trading days prior to the anticipated effective date of such transaction with respect to any transaction described in clauses (1) or (2) in the definition of fundamental change and (ii) on the effective date of such transaction with respect to any transaction described in clause (4) in the definition of fundamental change.

The number of additional shares by which the conversion rate will be increased in the event of a fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 trading day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 in principal amount of notes in the event of a fundamental change:

Effective Date	Stock Price

	$32.10	$33.00	$35.00	$37.50	$40.00	$45.00	$50.00	$75.00	$100.00	$150.00	$225.00
March 28, 2007	7.6412	7.2286	6.4061	5.5493	4.8438	3.7669	3.0011	1.2587	0.6981	0.3069	0.1140
May 15, 2008	7.6357	7.1828	6.2951	5.3770	4.6280	3.5017	2.7190	1.0426	0.5604	0.2471	0.0931
May 15, 2009	7.5185	7.0292	6.0745	5.0956	4.3059	3.1410	2.3552	0.8043	0.4220	0.1914	0.0758
May 15, 2010	7.3606	6.8176	5.7644	4.6969	3.8497	2.6368	1.8583	0.5218	0.2701	0.1278	0.0498
May 15, 2011	7.2102	6.5734	5.3446	4.1183	3.1713	1.8924	1.1570	0.2339	0.1345	0.0698	0.0304
May 15, 2012	7.6412	6.7916	5.0600	3.1553	1.4886	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $225.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $32.10 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 31.1526 per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

In addition, if a holder of notes converts its notes prior to the effective date of any fundamental change, and the fundamental change does not occur, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

In addition, the occurrence of a fundamental change constitutes an event of default under our Credit Facility (and possibly any future amendment, restatement, replacement or refinancing of our Credit Facility). There is no assurance that an increase in the conversion rate following the occurrence of an event of default under our Credit Facility will compensate note holders, in whole or in part, for the loss of any such holder’s option time value. See “Risk Factors — Risks Related to the Notes and the Common Stock — The increase in the conversion rate applicable to notes that holders convert in connection with certain fundamental change events may not adequately compensate a holder of notes for the lost option time value of such holders notes as a result of that designated event.”

Designated Event Permits Holders to Require Us to Repurchase Notes

If a “designated event” occurs at any time, holders of notes will have the right, at their option, to require us to repurchase all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date, the “designated event repurchase date,” of our choosing that is not less than 20 nor more than 35 days after the date of the designated event repurchase right notice (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including special interest, if any) to the designated event repurchase date (but not including the designated event repurchase date), unless such designated event repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

In addition, the occurrence of a designated event constitutes an event of default under our Credit Facility (and possibly any future amendment, restatement, replacement or refinancing of our Credit Facility). The occurrence of such event of default under the Credit Facility may further decrease the likelihood of our being able to purchase the notes upon a designated event. See “Risk Factors — Risks Related to the Notes and the Common Stock — We may not have the ability to pay interest on the notes, to purchase the notes upon a designated event or to pay the cash payment due upon conversion.”

A “designated event” will be deemed to have occurred upon the occurrence of a “fundamental change” or a “termination of trading.”

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person (as defined below) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; provided that this clause (1) shall not apply to a merger of our company with or into a wholly-owned subsidiary of a corporation that, immediately following the transaction or series of transactions, has a class of common stock or American Depositary Receipts in respect of common stock traded on a U.S. national securities exchange or quoted on another established automated over-the-counter trading market in the United States if immediately following the transaction or series of transactions (a) the consideration received by holders of our common stock immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of such parent corporation and (b) such parent corporation fully and unconditionally guarantees all obligations of such continuing and surviving corporation under the notes and the indenture on a senior basis on terms and pursuant to a supplemental indenture reasonably satisfactory to the trustee (any such transaction that meets the requirements of this proviso being an “exempt parent merger”); or

(2) we (i) merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or (ii) engage in any recapitalization, reclassification, binding share exchange or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than an exempt parent merger and any other merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•	pursuant to which the consideration received by holders of our common stock immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) at any time our “continuing directors” (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us); or

(4) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clause (1), (2) or (3) above, and we will not be required to deliver the designated event repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in such a fundamental change transaction under clauses (1) or (2) above consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of the completion of the merger or consolidation or such other transaction the notes become convertible into such shares of capital stock or American Depositary Receipts (if the full share settlement election has been made) or cash (in respect of the principal portion) and, if applicable, such shares of capital stock or such American Depositary Receipts pursuant to “— Conversion Rate Adjustments — Treatment of Reference Property.”

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors and (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

A “termination of trading” will be deemed to have occurred if shares of our common stock, or shares of any other capital stock or American Depositary Receipts in respect of shares of capital stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

After the occurrence of a designated event, but on or before the 10th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent and issue a press release on the occurrence of the designated event and of the resulting repurchase right, if any (the “designated event repurchase right notice”). Such notice and press release shall state, among other things:

•	the events causing a designated event and whether such designated event also constitutes a fundamental change;

•	the date of the designated event;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the designated event repurchase price, if applicable;

•	the designated event repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a designated event repurchase notice has been delivered by a holder may be converted only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

To exercise the repurchase right, a holder of notes must deliver, on or before the business day prior to the designated event repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Designated Event Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. The repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Note holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, such notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the designated event repurchase date. Note holders will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the designated event repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

•	the notes will cease to be outstanding and interest (including special interest, if any) will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•	all other rights of the holder will terminate other than the right to receive the designated event repurchase price and previously accrued and unpaid interest (including special interest, if any) upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term designated event is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price. See “Risk Factors — Risks Related To The Notes And The Common Stock — We may not have the ability to pay interest on the notes, to purchase the notes upon a designated event or to pay the cash payment due upon conversion.” If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

While we do not currently have any debt or other agreements that would restrict our ability to repurchase the notes, we may enter into such an agreement in the future which may limit or prohibit our ability to repurchase any notes.

No notes may be repurchased at the option of holders upon a designated event if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Optional Redemption by the Company

The notes may not be redeemed by us prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a designated event permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3) failure by us to comply with our obligation to convert the notes into cash and, if applicable, shares of our common stock upon exercise of a holder’s conversion right;

(4) failure by us to comply with our obligations under “— Consolidation, Merger and Sale of Assets;”

(5) failure by us to comply with our notice obligations under “— Conversion Rights — Conversion Upon Specified Corporate Events” or under “— Designated Event Permits Holders to Require Us to Repurchase Notes;”

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any majority owned subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $10.0 million in the aggregate of the Company and/or any subsidiary of the Company, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise and such defaulted payment shall not have been made, waived or extended within 30 days;

(8) failure by us or any of our majority owned subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds in the aggregate $10.0 million, which are not stayed on appeal; or

(9) certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest (including special interest, if any) on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest (including special interest, if any) will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or of the covenant described below in “— Reports,” will for the first 60 days after the occurrence of such event of default consist exclusively of the right (the “extension right”) to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes (the “extension fee”). If we so elect, the extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 61st day after such event of default (if such violation is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay the extension fee upon any such event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 60 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election and issue a press release prior to the open of business on the first business day following the date on which such event of default occurs and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the designated event repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest or extension fee in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) adversely affect the ranking of the notes as our senior unsecured indebtedness;

(9) modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act; or

(10) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) provide for the conversion of notes in accordance with the terms of the indenture;

(7) make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained herein will not be deemed to be adverse to any holder;

(8) eliminate the full share settlement option or eliminate our option to elect to pay cash to holders of notes surrendered for conversion in lieu of delivering all or a portion of the deliverable shares issuable upon conversion of notes as described in “— Payment Upon Conversion;” or

(9) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to notify the holders and issue a press release briefly describing such amendment. However, the failure to give such notice to all the holders or to issue such press release, or any defect in the notice or the press release, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest (including special interest, if any) payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes are:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 in principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

In addition, we agree that, if at any time we are not required to file with the SEC the reports described in the preceding paragraph, we will furnish to the holders of notes or any shares of our common stock issued upon conversion of the notes which continue to be “restricted securities” (as defined in the indenture) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Global Note, Book-Entry Form

The notes are issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Beneficial owners of the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, except as set forth below, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or designated event repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights

We entered into a registration rights agreement, dated as of March 28, 2007, with the initial purchasers, pursuant to which we filed the shelf registration statement of which this prospectus is a part. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares issuable upon conversion of the notes, commonly referred to as the registrable securities, that we will, at our expense, use our commercially reasonable efforts to keep effective a shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of the Company; and (iii) two years after the effective date of the shelf registration statement.

Under the registration rights agreement, we are permitted to suspend the use of the prospectus that is part of the effective shelf registration statement, including this prospectus, after such registration is originally declared effective by the SEC in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities who has provided us with the completed notice and questionnaire referred to below copies of the prospectus that is a part of this shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

Additional interest referred to as “special interest,” will accrue on the notes if any of the following registration defaults occurs:

•	the shelf registration statement ceases to be effective, or we otherwise prevent holders of registrable securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

In the event any of the foregoing registration defaults occurs, special interest will accrue on all outstanding notes from and including the day following the registration default to but excluding the day on which the registration default has been cured. Special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue.

The rates at which special interest will accrue will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount per annum from and after the 91st day after the registration default.

These amounts will be payable in addition to any special interest that may be payable as a result of our failure to make any cash payment on a note that becomes due upon conversion as described above under “— Payment Upon Conversion — Restrictions on Cash Payments Upon Conversion.”

Following the cure of a registration default, special interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the end of the period during which we must keep the shelf registration statement effective under the Securities Act. However, we will remain liable for any previously accrued additional interest. Other than our obligation to pay special interest, we will not have any liability for damages with respect to a registration default on any registrable security.

Pursuant to the registration rights agreement, each holder must indemnify us for certain losses in connection with the shelf registration statement. We agreed in the registration rights agreement to use our commercially reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the New York Stock Exchange. However, if our common stock is not then quoted on the New York Stock Exchange, we will use our commercially reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange our common stock is then primarily traded, upon effectiveness of the shelf registration statement.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the shelf registration statement which this prospectus forms a part and, in addition, will be made available to beneficial owners of the notes upon request to us.

PURCHASE OF CONVERTIBLE NOTE HEDGES AND SALE OF WARRANTS

In connection with the sale of the notes, we entered into a convertible note hedge transaction with respect to our common stock, which we refer to as the purchased options, with an affiliate of Goldman, Sachs & Co. or its hedging counterparty (the “counterparty”). The purchased options cover, subject to customary anti-dilution adjustments, approximately 6.1 million shares of our common stock. Separately and concurrently with the sale of the notes, we entered into warrant transactions whereby we sold to the counterparty warrants to acquire, subject to customary anti-dilution adjustments, approximately 6.1 million shares of our common stock, which we refer to as the sold warrants. The purchased options and sold warrants are summarized below. The sold warrants expire after the purchased options.

The purchased options and sold warrants are separate transactions, entered into by us with the counterparty, and are not part of the terms of the notes and will not affect the holders’ rights under the notes. Note holders do not have any rights with respect to the purchased options or the sold warrants.

The purchased options are expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the purchased options, at the time of exercise is greater than the strike price of the purchased options, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of our common stock exceeds the strike price of the sold warrants when the sold warrants are exercised, we will be required to issue shares of our common stock to the counterparty, and those issuances will have a dilutive effect on our earnings per share.

If the market value per share of our common stock at the time of any exercise under the purchased options is above the strike price of the purchased options, and if we net-share settle the purchased options, the purchased options entitle us to receive from the counterparty net shares of our common stock based on the excess of the then current volume-weighted average price of our common stock over the strike price of the purchased options. Additionally, if the volume-weighted average price of our common stock at the time of exercise under any sold warrants exceeds the strike price of the sold warrants, we will owe the counterparty net shares of our common stock in an amount based on the excess of the then current volume-weighted average price of our common stock over the strike price of the sold warrants.

For a discussion of the impact of any market or other activity by the option counterparty in connection with the purchased options and sold warrants, see “Risk Factors — Risks Related to the Notes and the Common Stock — The convertible note hedge and warrant transactions may affect the value of the notes and our common stock”.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years and for the three months ended March 31, 2007:

	Year Ended December 31,					Three Months Ended
	2002	2003	2004	2005	2006	March 31, 2007

Ratio of earnings to fixed charges(1)	31.7	25.1	36.1	19.5	35.5	10.8

(1)	For purposes of computing these ratios, earnings represent income from continuing operations plus fixed charges. Fixed charges represent interest expense, that portion of rental expense that we believe to be representative of interest, and amortization of debt issuance costs.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations of the ownership, sale, conversion, or other disposition of the notes by a holder of the notes and of the ownership and disposition of any common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, brokers, dealers in securities or currencies, and tax-exempt organizations) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations or U.S. federal non-income tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the ownership, sale, conversion or other disposition of the notes and the ownership and disposition of the common stock received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note or common stock received upon the conversion of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person. A beneficial owner of a note or common stock received upon the conversion of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder”. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock received upon a conversion of a note.

U.S. Holders

Interest Income

Payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting) at the time such payments are accrued or received.

Notes Purchased at a Discount

Subject to a de minimis amount exception, if a U.S. Holder acquires a note and the stated redemption price of the note at maturity exceeds the U.S. Holder’s tax basis in the note immediately after its acquisition, the note generally will be considered a market discount note as to that U.S. Holder and the amount of the market discount will equal such excess. A U.S. Holder is required to treat any principal payments on, and any gain realized on the disposition or retirement of, a market discount note as ordinary income to the extent such payments and gain do not exceed the market discount that accrued while the U.S. Holder held the market discount note. In the absence of an election to accrue market discount on a constant-yield basis or an election to include market discount in gross income currently (as described in the following paragraph), market discount accrues on a straight-line basis over the portion of the term of the market discount note which exists at the time the U.S. Holder acquires the market discount note. If a U.S. Holder disposes of a market discount note in a nontaxable transaction (other than a transaction described in section 1276(c) or (d) of the Code, such as a conversion of the note or a repurchase of the note for common stock), the U.S. Holder must include accrued market discount in income as if the U.S. Holder had sold the market discount note at its fair market value. Upon a nontaxable conversion of a market discount note or a nontaxable repurchase of a market discount note with our common stock, a ratable portion of the accrued market discount that has not been previously included in income will be allocated to each share of common stock received by the U.S. Holder in the conversion or repurchase. The amount of accrued market discount allocated to the common stock may be taxable as ordinary income upon a sale or other disposition of the common stock. In the absence of an election to include market discount in gross income currently (as described in the following paragraph), a U.S. Holder that acquires a note at a market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the deferred income is realized.

A U.S. Holder that acquires a note that is considered a market discount note as to that U.S. Holder may elect to include market discount in gross income currently on a constant-yield basis. If a U.S. Holder makes such an election, the U.S. Holder’s adjusted tax basis in the market discount note will be increased by any amount included in income. The election applies to all market discount obligations acquired during or after the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service. If the election is made, the rules described in the preceding paragraph which treat certain principal payments received and gain realized as ordinary income and require deferral of certain interest deductions will not apply. U.S. Holders are urged to consult their tax advisors before making the election.

Notes Purchased at a Premium

A U.S. Holder that acquires a note at a purchase price in excess of the note’s stated redemption price at maturity may be subject to the rules applicable to “amortizable bond premium.” For this purpose, the purchase price allocable to a note is deemed to be the total purchase price reduced by an amount equal to the value of the right to convert the note into common stock. In general, the amount of amortizable bond premium with respect to a note will be equal to the excess, if any, of (i) the U.S. Holder’s adjusted tax basis in the note immediately after acquisition reduced by an amount equal to the value of the right to convert the note into common stock over (ii) the amount payable on maturity of the note (other than payments of qualified stated interest). A U.S. Holder may elect to amortize such excess on a constant-yield basis as an offset to interest income over the period from the U.S. Holder’s acquisition date to the note’s maturity date. A U.S. Holder that elects to amortize bond premium must reduce its adjusted tax basis in the note by the amount of the amortized bond premium. An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder during or after the taxable year for which the election is made. The election may be revoked only with the consent of the Internal Revenue Service.

Amortizable bond premium is treated as a reduction of interest on the note instead of as a deduction. The offset of amortizable bond premium against interest income on the note occurs when the U.S. Holder takes the interest income into account under the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale or Other Disposition of the Notes

Except as provided below under “— Conversion of the Notes into Common Stock and/or Cash” and as provided above under “— Notes Purchased at a Discount,” upon a sale or other taxable disposition of notes, including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes — Conversion Rights — Exchange in Lieu of Conversion” (collectively, a “disposition”), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which will be taxable as ordinary interest income), and the U.S. Holder’s adjusted tax basis in such notes. A holder’s tax basis in a note generally will be equal to the cost of the note to such holder, increased by the amount of market discount, if any, included in income by the holder and decreased by the amount of amortizable bond premium, if any, utilized to offset interest income on the note. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The utilization of capital losses is subject to certain limitations.

Conversion of the Notes into Common Stock and/or Cash

If, upon a conversion of the notes, a U.S. Holder receives only common stock and cash in lieu of a fractional share (as described in “Description of the Notes — Conversion Rights — Payment Upon Conversion — Full Share Settlement Option”), the U.S. Holder generally will not recognize income, gain or loss except with respect to (i) common stock received that is attributable to accrued interest (which will be treated as such) and (ii) cash, if any, received in lieu of a fractional share (as discussed below).

If a holder receives cash and common stock upon a conversion of the notes (which does not include an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes — Conversion Rights — Exchange in Lieu of Conversion”), the conversion should be treated as (i) first, a recapitalization in which the holder exchanges its notes for cash (other than cash received in lieu of a fractional share) and common stock (including any fractional share that the holder would otherwise be entitled to receive) and (ii) second, a taxable disposition by the holder of the fractional share for the amount of cash received by the holder in lieu of the fractional share. Unless otherwise indicated, the following discussion assumes such treatment is respected.

A U.S. Holder will not recognize any loss upon the recapitalization but will recognize gain on the recapitalization in an amount equal to the lesser of (i) the excess, if any, of the amount of cash and the fair market value of the common stock received (including the value of the fractional share that the U.S. holder would otherwise be entitled to receive and excluding amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over the U.S. Holder’s adjusted tax basis in the notes surrendered and (ii) the amount of cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest). A U.S. Holder’s tax basis in the common stock received in such a recapitalization (including any fractional share deemed received by the U.S. Holder, but excluding common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be the same as the U.S. Holder’s adjusted tax basis in the notes surrendered, increased by the amount of gain recognized and decreased by the amount of cash received (other than with respect to a fractional share and cash attributable to accrued interest), and the U.S. Holder’s holding period for such common stock will include the U.S. Holder’s holding period for the notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference, if any, between the amount of cash a U.S. Holder receives in lieu of the fractional share and the portion of the U.S. Holder’s tax basis in the common stock that is allocable to the fractional share.

Except as provided above under “— Notes Purchased at a Discount,” any gain recognized in the recapitalization or gain or loss recognized on the receipt of cash in lieu of a fractional share generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the note has been held by the U.S. Holder for more than one year. The deductibility of capital loss is subject to limitations.

If the conversion is not treated as a recapitalization, the U.S. Holder may recognize an amount of gain that is different than the amount described above. U.S. Holders should consult their tax advisors regarding the proper treatment of a conversion. If a U.S. Holder receives only cash in respect of any notes surrendered for conversion, such U.S. Holder generally will be treated as having disposed of such notes in a taxable transaction and will recognize income, gain or loss on such disposition as described above under “— U.S. Holders — Sale or Other Disposition of the Notes”.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital or gain in accordance with the rules described in the following paragraph. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the special reduced rate of U.S. federal income tax generally applicable to certain dividends received. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Dividends on Common Stock

If we make distributions with respect to our common stock received upon conversion of a note, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles at the end of the taxable year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate U.S. Holders generally will be entitled to claim the dividends-received deduction with respect to dividends paid on our common stock, subject to applicable restrictions.

Sale or Other Disposition of Common Stock

Except as provided above under “— Notes Purchased at a Discount,” upon the sale or other taxable disposition of our common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. For non-corporate U.S. Holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Non-U.S. Holders

Notes

All payments of stated interest and principal on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, and (vi) we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders — Constructive Dividends” above), the Non-U.S. Holder generally would be subject to United States withholding tax at a 30% rate on the amount of such dividend, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business. In the case of any constructive dividend, it is possible that United States federal withholding tax attributable to the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock (including deemed dividends resulting from certain adjustments to the conversion rate of the notes) generally will be subject to withholding tax at a 30% rate subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (i) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, deemed distributions on the notes or our common stock, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment, the Non-U.S. Holder, although exempt from withholding tax in the manner discussed in the preceding paragraphs, generally will be subject to regular United States federal income tax on such income or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the notes or shares of common stock generally will be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished timely to the Internal Revenue Service.

SELLING SECURITYHOLDERS

The notes were originally issued by Goldman, Sachs & Co. and Wachovia Capital Markets, LLC (the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act.

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and any and all of the shares of common stock issuable upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth, the name of each selling securityholder, the principal amount at maturity of the notes beneficially owned by such selling securityholder that may be offered pursuant to this prospectus, the number of shares of our common stock beneficially owned by such stockholders and the number of shares of common stock into which notes beneficially owned by such stockholders are initially convertible that may be offered pursuant to this prospectus. In the below table, the number of shares of our common stock that may be offered pursuant to this prospectus is calculated based on the current conversion rate of 23.5114 shares of common stock per $1,000 principal amount of notes. The number of shares of common stock into which the notes are convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling securityholders prior to the date hereof. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

	Principal Amount
	of Notes
	Beneficially Owned	Number of Shares of Common Stock
Name	and Offered Hereby	Beneficially Owned(1)	Offered Hereby(1)

Aventis Pension Master Trust	190,000	4,467	4,467
Alpine Associates	10,299,000	242,144	242,144
Alpine Associates II, L.P.	874,000	20,549	20,549
Alpine Partners, L.P.	1,594,000	37,417	37,477
Bear Stearns & Co., Inc.(2)	8,000,000	188,091	188,091
Boilermakers — Blacksmith Pension Trust	1,125,000	26,450	26,450
CALAMOS Convertible Fund — CALAMOS Investment Trust	3,850,000	90,519	90,519
Castle Convertible Fund, Inc.	250,000	5,878	5,878
CC Arbitrage, Ltd.(3)	1,000,000	23,511	23,511
CEMEX Pension Plan	100,000	2,351	2,351
CIBC World Markets Corp.	4,200,000	98,748	98,748
Citadel Equity Fund, Ltd.(4)	10,000,000	235,114	235,114
City of Knoxville Pension System	121,000	2845	2845
CNH CA Master Account, L.P.(5)	2,000,000	47,023	47,023
The Cockrell Foundation	50,000	1,176	1,176
CQS Convertible and Quantitative Strategies Master Fund Ltd.	6,000,000	141,068	141,068
Credit Industriel et Commercial	2,000,000	47,023	47,023
Delta Airlines Master Trust	510,000	11,991	11,991
Delta Pilots Disability and Survivorship Trust	250,000	5,878	5,878
D.E. Shaw Valence Portfolios, L.L.C.(6)	20,000,000	470,228	470,228
Deutsche Bank AG, London	32,530,000	764,826	764,826
Dorinco Reinsurance Company	560,000	13,166	13,166
The Dow Chemical Company Employees’ Retirement Plan	1,175,000	27,626	27,626
Geode Capital Master Fund Ltd.	12,250,000	288,015	288,015
Good Steward Trading Co., SPC Class F	233,000	5,478	5,478
Greek Catholic Union of the USA	95,000	2,234	2,234
Knoxville Utilities Board Retirement System	85,000	1,998	1,998
Lotsoff Capital Management Investment Trust — Active Income Fund	500,000	11,756	11,756
Louisiana Workers’ Compensation Corporation	110,000	2,586	2,586
Lydian Global Opportunities Master Fund Limited	4,000,000	94,046	94,046

	Principal Amount
	of Notes
	Beneficially Owned	Number of Shares of Common Stock
Name	and Offered Hereby	Beneficially Owned(1)	Offered Hereby(1)

Lydian Overseas Partners Master Fund L.T.D.	17,400,000	409,098	409,098
Macomb County Employees’ Retirement System	200,000	4,702	4,702
Magnetar Capital Master Fund, Ltd.(7)	2,000,000	47,023	47,023
Munson Medical Center Retirement Plan	72,000	1,693	1,693
Munson2 Healthcare Board Designated Operating Fund	79,000	1,857	1,857
Oakwood Assurance Company Ltd.	27,000	635	635
Oakwood Healthcare Inc. Endowment / A&D	6,000	141	141
Oakwood Healthcare Inc. Funded Depreciation	55,000	1,293	1,293
Oakwood Healthcare Inc. — OHP	8,000	188	188
Oakwood Healthcare Inc. Pension	141,000	3,315	3,315
Oakwood Healthcare Inc. — Professional Liability	6,000	141	141
Oakwood Healthcare Inc. — Working Capital	19,000	447	447
Platinum Grove Contingent Capital Master Fund	9,400,000	221,007	221,007
PNC Equity Securities LLC	4,000,000	94,046	94,046
Polygon Global Opportunities Master Fund(8)	5,000,000	117,557	117,557
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	425,000	9,992	9,992
Port Authority of Allegheny County Consolidated Trust Fund	35,000	823	823
S.A.C. Arbitrage Fund, LLC(9)	2,000,000	47,023	47,023
Sailfish Multi-Strategy Fixed Income Master Fund (G2) Ltd.(10)	12,500,000	293,893	293,893
SCI Endowment Care Common Trust Fund — Regions Bank	89,000	2,093	2,093
SCI Endowment Care Common Trust Fund — Sun Trust Bank	41,000	964	964
SCI Endowment Care Common Trust Fund — US Bank, NA	20,000	470	470
Thrivent Financial for Lutherans(11)	2,000,000	47,023	47,023
Union Carbide Retirement Account	600,000	14,107	14,107
Univar USA Inc. Retirement Plan	300,000	7,053	7,053
Vicis Capital Master Fund	7,500,000	176,336	176,336

	Principal Amount
	of Notes
	Beneficially Owned	Number of Shares of Common Stock
Name	and Offered Hereby	Beneficially Owned(1)	Offered Hereby(1)

Wachovia Securities International Ltd.	4,000,000	94,046	94,046
Waterstone Market Neutral Mac 51 Fund, Ltd.	4,991,000	117,345	117,345
Waterstone Market Neutral Master Fund, Ltd.	9,009,000	211,814	211,814
Wells Fargo & Company	13,000,000	305,648	305,648
All other holders of notes or future transferees, pledgees, donees, assignees or successors of such holders(12)	41,126,000	966,930	966,930

TOTAL	$260,000,000	6,112,964	6,112,964

(1)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all the selling security holder’s notes at the initial conversion rate of 23.5114 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment, however, as described under “Description of Notes-Conversion Rights-Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)	Bear Stearns & Co., Inc. has indicated that Michael Lloyd, Senior Managing Director Structured Equity Products, exercises voting and dispositive power with respect to the notes and common stock issuable upon conversion of the notes.

(3)	CC Arbitrage, LLC (“CC Aribitrage”) has indicated that Castle Creek Arbitrage LLC (“Castle Creek Arbitrage”) may exercise dispositive and voting power with respect to the notes and common stock issuable upon conversion of the notes that are owned by CC Arbitrage. Castle Creek Arbitrage disclaims beneficial ownership of such notes and common stock issuable upon conversion of the notes. CC Arbitrage has also indicated that Daniel Asher and Allan Weiner are the managing members of CC Arbitrage. Mr. Asher and Mr. Weiner disclaim beneficial ownership of such notes and common stock issuable upon conversion of the notes.

(4)	Citadel Equity Fund, Ltd. (“CEF”) has indicated that Citadel Limited Partnership (“CLP”) is its trading manager and has investment discretion with respect to the notes and the common stock issuable upon conversion of the notes held by it, that Citadel Investment Group LLC (“CIG”) controls CLP and that Kenneth C. Griffin controls CIG and has ultimate investment discretion with respect to the notes and the common stock issuable upon conversion of the notes held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the notes and the common stock issuable upon conversion of the notes held by Citadel Equity Fund, Ltd.

(5)	CNH CA Master Account, L.P. has indicated that CNH Partners, LLC is its investment advisor and has sole voting and dispositive power with respect to the notes and the shares of common stock issuable upon conversion of the notes.

(6)	D.E. Shaw Valence Portfolios, L.L.C. has indicated that D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control with respect to the notes and commons stock issuable upon conversion of the notes. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control with respect to the notes and the common stock issuable upon conversion of the notes on D.E. Shaw & Co. L.P.’s behalf.

(7)	Magnetar Financial LLC has indicated that it is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion with respect to the notes and common stock issuable upon conversion of the notes held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the notes and the common stock issuable upon conversion of the notes held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners, LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of the notes and common stock issuable upon conversion of the notes deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of the notes and the common stock issuable upon conversion of the notes.

(8)	Polygon Global Opportunities Master Fund has indicated that Polygon Investment Partner LLP and Polygon Investment Partners LP (the “Investment Manager”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith, and Patrick G.G. Dear share voting and dispositive power with respect to the notes and common stock issuable upon conversion of the notes held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith, and Patrick G.G. Dear disclaim beneficial ownership of the notes and common stock issuable upon conversion of the notes held by Polygon Global Opportunities Master Fund.

(9)	S.A.C. Arbitrage Fund, LLC has indicated that pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the notes and common stock issuable upon conversion of the notes held by S.A.C. Arbitrage Fund, L.L.C. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of the notes and the common stock issuable upon conversion of the notes.

(10)	Sailfish Multi-Strategy Fixed Income Master Fund (G2) Ltd has indicated that Sailfish Capital Partners LLC, Messrs. Mark Fishman and Sal Naro may be deemed to share beneficial ownership of the notes and common stock issuable upon conversion of the notes held by Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd., by virtue of their status as managing members of Sailfish Capital Partners, LLC, a Delaware Limited liability company, the principal business of which is serving as the Investment Manager of Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd., a Cayman Island limited company. Each of Mr. Fishman and Mr. Naro share investment and voting power with respect to the notes and the common stock issuable upon conversion of the notes held by Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd. but disclaim beneficial ownership of such interests.

(11)	Thrivent Financial for Lutherans has indicated that John Pickering and Paul Kern are the investment managers. Thrivent Financial for Lutherans is a fraternal benefit society and has no shareholders.

(12)	Information about other selling securityholders will be set forth in a prospectus supplement, if required.

Except as noted above, based upon the information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred by us in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be affected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us and each other against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances for a period not to exceed 45 days in any 90 day period or an aggregate of 90 days in any 12-month period. If the duration of such suspension exceeds such applicable periods, we have agreed to pay predetermined special interest to holders of notes as described under “Description of the Notes — Registration Rights.”

LEGAL MATTERS

Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in this prospectus, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, incorporated by reference herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee and the NYSE listing fee, are estimated. The NYSE subsequent listing fee assumes the notes are converted into shares of common stock, par value $0.01 per share, of the registrant at a conversion price of $42.53.

SEC Registration Fee	$7,982
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$200,000
Printing Expenses	$20,000
Miscellaneous	$10,000

TOTAL	$247,982

Item 15.	Indemnification of directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) as amended allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of AMERIGROUP) by reason of the fact that the person is or was a director, officer, agent or employee of AMERIGROUP or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in the best interest, or not opposed to the best interest, of AMERIGROUP, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by or in the right of AMERIGROUP as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to AMERIGROUP, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by Delaware law, Article Sixth of our Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to the Registration Statement on Form S-3, as amended (File No. 333-108831), which is incorporated herein by reference, includes a provision that eliminates, to the maximum extent permitted by Delaware law, the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

As permitted by Delaware law, Article Seventh of our Amended and Restated Certificate of Incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent authorized or permitted by law, subject to certain very limited exceptions; (2) we are permitted, to the extent authorized by our board of directors, to provide rights to indemnification to its employees and agents similar to those conferred to its directors and officers; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the Amended and Restated Certificate of Incorporation are not exclusive.

As permitted by Delaware law, our Amended and Restated By-Laws, a copy of which is filed as Exhibit 3.2 to the Registration Statement on Form S-3, as amended (File No. 333-108831), which is incorporated herein by reference, provides that (1) we are required to indemnify our directors and officers to the fullest extent authorized by the DGCL, subject to certain very limited exceptions; (2) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (3) the rights to indemnification conferred in the Amended and Restated By-Laws are not exclusive.

As permitted by Delaware law, we have entered into indemnification agreements with all of our directors and executive officers, in addition to the indemnification provided for in our Restated Certificate of Incorporation and Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 16.	Exhibits

Exhibit
No.	Description

4.1	Form of share certificate for common stock (incorporated by reference to exhibit 4.1 to our Registration Statement on Form S-1 (No. 333-347410))
4.2	Indenture related to the 2.00% Convertible Senior Notes due 2012 dated March 28, 2007, between AMERIGROUP Corporation and The Bank of New York, as trustee (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 3, 2007)
4.3	Registration Rights Agreement dated March 28, 2007, between AMERIGROUP Corporation and Goldman Sachs, & Co., as representative of the initial purchasers (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form 8-K, filed with the SEC on April 3, 2007)
4.4	Form of Senior Convertible Note due 2012 (included in Exhibit 4.2 and incorporated by reference herein)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (filed herewith)
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges (filed herewith)
23.1	Consent of Skadden, Arps, Slate, Meager & Flom LLP (included in opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP (filed herewith)
24.1	Power of Attorney (included on signature page of this Form S-3 and incorporated herein by reference)
25.1	Statement of Eligibility of Trustee (Form T-1) (filed herewith)

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Virginia Beach, Virginia, on this 23rd day of May 2007.

AMERIGROUP CORPORATION

By	/s/ James W. Truess
James W. Truess
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Jeffrey L. McWaters, James W. Truess and Stanley F. Baldwin, and each of them singly, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey L. McWaters Jeffrey L. McWaters	Chairman and Chief Executive Officer (Principal Executive Officer)	May 23, 2007

/s/ James W. Truess James W. Truess	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2007

/s/ Margaret M. Roomsburg Margaret M. Roomsburg	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 23, 2007

/s/ Thomas E. Capps Thomas E. Capps	Director	May 23, 2007

/s/ Jeffrey B. Child Jeffrey B. Child	Director	May 23, 2007

/s/ Kay Coles James Kay Coles James	Director	May 23, 2007

/s/ William J. McBride William J. McBride	Director	May 23, 2007

/s/ Uwe E. Reindhardt, Ph.D. Uwe E. Reindhardt, Ph.D.	Director	May 23, 2007

/s/ Richard D. Shirk Richard D. Shirk	Director	May 23, 2007

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Form of share certificate for common stock (incorporated by reference to exhibit 4.1 to our Registration Statement on Form S-1 (No. 333-347410))
4.2	Indenture related to the 2.00% Convertible Senior Notes due 2012 dated March 28, 2007, between AMERIGROUP Corporation and The Bank of New York, as trustee (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 3, 2007)
4.3	Registration Rights Agreement dated March 28, 2007, between AMERIGROUP Corporation and Goldman Sachs, & Co., as representative of the initial purchasers (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form 8-K, filed with the SEC on April 3, 2007)
4.4	Form of Senior Convertible Note due 2012 (included in Exhibit 4.2 and incorporated by reference herein)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (filed herewith)
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges (filed herewith)
23.1	Consent of Skadden, Arps, Slate, Meager & Flom LLP (included in opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP (filed herewith)
24.1	Power of Attorney (included on signature page of this Form S-3 and incorporated herein by reference)
25.1	Statement of Eligibility of Trustee (Form T-1) (filed herewith)